Exhibit 10.2

TTM TECHNOLOGIES, INC.

2014 INCENTIVE COMPENSATION PLAN

20         PERFORMANCE-BASED RSU

GRANT NOTICE AND AWARD AGREEMENT

THIS 20 PERFORMANCE-BASED RSU GRANT NOTICE AND AWARD AGREEMENT (the “Agreement”) is made and entered into as of                     (the “Grant Date”), between TTM Technologies, Inc. a Delaware corporation (the “Company”) and                     (the “Recipient”).

Recitals

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company to recognize the Recipient’s performance and to provide incentive to the Recipient to remain with the Company and its Related Entities by making this grant of performance-based Restricted Stock Units (“PRUs”) representing hypothetical shares of the Company’s common stock (the “Common Stock”), in accordance with the terms of this Agreement; and

WHEREAS, the PRUs are granted pursuant to the TTM Technologies, Inc. 2014 Incentive Compensation Plan, as the same may be amended and/or restated from time to time (the “Plan”), which is incorporated herein for all purposes.

Agreement

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Grant of PRUs.

Subject to the terms and conditions of this Agreement and the Plan, the Committee hereby grants to the Recipient a Restricted Stock Unit for a target number of 22,590 PRUs (the “Target Amount”). The number of PRUs actually awarded to Recipient will be determined at the end of the performance period commencing the beginning of fiscal 2016 (December 29, 2015) and ending the end of fiscal 2018 (December 31, 2018) (the “Performance Period”). Each PRU will be equal in value to one Share of the Company’s Common Stock.

2.	Performance Criteria.

The Recipient can earn the PRUs based on the Company’s performance in (a) achieving annual financial performance goals established by the Committee, and (b) achieving a total stockholder return (“TSR”) over the three fiscal years ending December 31, 2018. The annual financial performance goals associated with this PRU Award will be communicated by the Company annually via Committee-supplied supplements to this Agreement. The 2016 supplement to this Agreement is attached hereto as Annex A, and reflects that the 2016 financial performance goals are based on the Company’s 2016 revenue and “EBITDA” (as hereinafter defined) during the Company’s fiscal year. The annual performance goals for fiscal 2017 and 2018 may or may not be based on the Company’s revenue and/or EBITDA. The amount of the PRU Award will range from 0% to 240% of the Target Amount as determined after the end of the Performance Period based upon the Company’s performance against the annual financial performance goals and three-year TSR as reviewed and approved by the Committee. No PRUs are awarded if performance is below minimum levels.

3.	Milestones, Credits, Application of Modifier.

(a)	Milestones and Credits. The annual performance criteria associated with the PRU Award will be established by the Committee. A percentage of the Target Amount is determined annually based upon actual Company performance against goals that are reviewed and approved annually by the Committee and will be made available through Committee-supplied supplements to this Agreement.

One-sixth (1/6) of the Target Amount will vest based on the Company’s revenues in fiscal 2016 relative to the target milestone set forth on Annex A. One-sixth of the Target amount will vest based on the Company’s EBITDA in fiscal 2016 relative to the target milestone set forth on Annex A. One-third (1/3) of the Target Amount will be based on the Company’s financial performance with respect to one or more target milestones established by the Committee for each of fiscal 2017 and fiscal 2018 as set forth in supplements to this Agreement delivered by the Company to the Recipient not later than the 90th day of the relevant year.

As milestones are achieved, a portion of the Target Amount shall be credited in the Recipient’s name. The amounts credited for fiscal 2016 in connection with each of the annual revenue goal and EBITDA goal as a percentage of one-sixth the Target Amount will be as follows: 0% if performance is below minimum level, 40% if performance is at minimum level, 100% if performance is at target level, and 160% if performance is at or above maximum level, each as set forth on Annex A. For performance between the minimum level and the target level, a proportionate percentage between 40% and 100% will be applied based on relative performance between minimum and target. For performance between the target level and the maximum level, a proportionate percentage between 100% and 160% will be applied based on relative performance between target and maximum.

The amount credited to the Recipient is the “Conditional PRU Award.”

(b)	Modifier. Following the completion of the Performance Period, the Conditional PRU Award will be adjusted by the TSR modifier as set forth in this Section 3(b) (the “TSR modifier”). The TSR modifier will be equal to zero if the minimum level is not met, resulting in no payout under this Agreement, and the modifier cannot exceed 150%. A Recipient’s PRU Award (if any) shall equal the Conditional PRU Award multiplied by the TSR modifier, as approved by the Committee.

The TSR modifier will be as follows based on the Company’s fiscal three-year performance as compared to the fiscal three-year performance of the TSR Peer Group over the same period: 0% if performance is below the minimum level, 60% if performance is at the minimum level, 100% if performance is at the target level, and 150% if performance is at or above the maximum level. For performance between the minimum level and the target level, a proportionate TSR modifier percentage between 60% and 100% will be applied based on relative performance between minimum and target. For performance between the target level and the maximum level, a proportionate TSR modifier percentage between 100% and 150% will be applied based on relative performance between target and maximum.

The TSR modifier with respect to the Company’s TSR relative to the TSR of the TSR Peer Group during the Performance Period will be as follows for the entire Performance Period:

Company TSR Relative to TSR Peer Group TSR*
Minimum	Target	Maximum
(10th percentile)	(50th percentile)	(80th percentile or above)
TSR Modifier .60	1.00	1.50

*	Company TSR and TSR Peer Group TSR will be computed using average six-month closing prices preceding the 12/29/15 and 12/31/18 measurement dates, and shall in each case assume reinvestment of dividends paid during the Performance Period.

4.	Payout of PRUs.

If the Committee determines that the goals described in Section 3 have been met and certifies the extent to which those goals have been met, and the terms and conditions set forth in this Agreement are fulfilled, then the Recipient’s PRU Award as determined under Section 3(b), 9, 10 or 11, as applicable, shall no longer be restricted and Shares will be transferred to the Recipient after the end of the Performance Period and on or before March 15, 2019, in an amount equal to the number of PRUs earned pursuant to Section 3(b), 9, 10 or 11, as applicable, in each case, net of applicable withholdings.

5.	Transferability.

The PRUs awarded hereunder are not transferable otherwise than by will or under the applicable laws of descent and distribution, and the terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of the Recipient. Any attempt to effect a Transfer of any PRUs shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

6.	Custody of PRUs.

The PRUs subject hereto shall be held in a restricted book entry account in the name of the Recipient. Upon completion of the Performance Period, Shares issued pursuant to Section 4 above shall be released into an unrestricted book entry account; provided, however, that a portion of such Shares may be surrendered in payment of taxes in accordance with Section 15 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of such taxes.

7.	Hypothetical Nature of PRUs.

The Recipient shall not have any rights, benefits, or entitlements with respect to the Shares corresponding to the PRUs unless and until those Shares are delivered to the Recipient (and thus shall have no voting rights, or rights to receive any dividend declared, before those Shares are so delivered). On or after delivery, the Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the certificate of incorporation and other governing instruments of the Company, or as otherwise available at law.

8.	Termination of Continuous Service.

Except as set forth in Sections 9, 10, 11 and 12 below, if the Recipient’s Continuous Service is terminated for any reason prior to the end of the Performance Period, then any and all PRUs granted hereunder shall be forfeited immediately upon such termination of Continuous Service and revert back to the Company without any payment to the holder thereof. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the forfeiture of PRUs pursuant to this Section 8.

9.	Retirement of the Recipient.

If the Recipient’s Continuous Service is terminated due to “Retirement,” the Recipient shall be eligible to receive a pro rata amount of the PRU Award (if any) payable after the end of the Performance Period as described in Section 4 above. For each year or part of a year that the

Recipient is in the Continuous Service with the Company and its Related Entities during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount otherwise credited at the end of the applicable year by a fraction equal to the number of whole months elapsed between the beginning of such year and the Recipient’s Retirement, divided by 12. The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.

10.	Total and Permanent Disability of the Recipient.

If the Recipient’s Continuous Service is terminated due to Disability, the Recipient (or a legally designated guardian or representative if the Recipient is legally incompetent) shall be eligible to receive a pro rata amount of the PRU Award (if any) payable after the end of the Performance Period as described in Section 4 above. For each year or part of a year that the Recipient is in the Continuous Service with the Company and its Related Entities during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount otherwise credited at the end of the applicable year by a fraction equal to the number of whole months elapsed between the beginning of such year and the Recipient’s Retirement, divided by 12. The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.

11.	Death of the Recipient.

If the Recipient’s Continuous Service is terminated due to death, the Recipient’s estate or designated beneficiary shall be eligible to receive a pro rata amount of the PRU Award (if any) payable after the end of the Performance Period as described in Section 4 above. For each year or part of a year that the Recipient is in the Continuous Service with the Company and its Related Entities during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount otherwise credited at the end of the applicable year by a fraction equal to the number of whole months elapsed between the beginning of such year and the Recipient’s Retirement, divided by 12. The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.

12.	Change-in-Control.

(a)	In the event of a Change in Control, (so long as the PRU’s are assumed by a Proper Assumption the successor corporation after the consummation of the Change in Control), the Company shall deliver to the Recipient at the end of the original Performance Period, subject to continued employment, the greater of (i) the Target Amount of Shares subject to the PRU Award or (ii) (A) the calculation of the PRU’s that would have been granted if the financial results and TSR results were measured as such results were at the time of the Change of Control on a pro-forma basis, pro-rated for the amount of the performance period elapsed plus (B) the remainder of the Target Amount of Shares that would have vested after the Change of Control.

(b)	To the extent that, after a Change in Control, (i) the Recipient’s Continuous Service is terminated without cause within 12 months of a Change in Control, (ii) the Recipient terminates his/her continuous service for Good Reason within 12 months of a Change in Control or (iii) the PRU’s provided for herein are not assumed or substituted in connection with the Change in Control by a Proper Assumption (as defined herein), the Shares the recipient would have been eligible to receive, subject to continued employment as set forth in Section 12(a) above, shall fully vest.

(c)	The provisions of this Section 12 supersede any inconsistent provisions with respect to the impact of a Change in Control on the PRU Award made by this Agreement, including, but not limited to Section 5 of any Executive Change in Control Severance Agreement between the Company and the Recipient. In the event of any such inconsistency, this Agreement shall control.

A Proper Assumption shall be defined as an assumption or substitution of awards as such relate to (i) the Company’s stock, (ii) common stock for which the Company’s stock is exchanged at the exchange ratio or for cash consideration provided for the Company’s stock upon the Change in Control or (iii) common stock of a successor or acquirer entity, for which there is a generally recognized U.S. public market, and the awards remain subject to such terms and conditions that are no less favorable to the employee than such terms and conditions that were applicable to the awards prior to the Change in Control.

13.	Definitions.

For purposes of this Agreement:

“EBITDA” means the Company’s consolidated net income, computed in accordance with generally accepted accounting principles but excluding any gains or losses from building and other significant asset sales, if any, plus, without duplication and to the extent reflected as a charge or expense in the calculation of net income, the sum of (i) income tax expense, (ii) interest expense and amortization of debt issuance costs, (iii) depreciation and amortization expense, (iv) stock-based compensation expense, including compensation expense attributable to this Agreement and the Company’s other performance-based Stock Units, (v) goodwill impairment, (vi) asset write downs, (vii) plant closure and related layoff costs, (viii) acquisition costs, (ix) amortization of intangibles, and (x) loss on extinguishment of debt.

“Retirement” means (i) any voluntary termination of Continuous Service by the Recipient at age 62 or older, provided that the Recipient has at least five (5) years of Continuous Service prior to such termination, or (ii) any termination of the Recipient’s Continuous Service by the Company, without Cause, provided that the Recipient is age 62 or older and has at least five (5) years of Continuous Service prior to such termination.

“TSR Peer Group” consists of the following companies: AT&S Austria Technologie, Benchmark, Celestica, Chinpoon, Compeq Manufacturing Co., Ltd., Daeduck Gds Co Ltd, Flextronics International Ltd., Jabil, Kingboard Chemical Holdings Ltd., Gold Circuit Electronics Ltd., HannStar Board Corporation, Ibiden Co., Ltd., Multi-Fineline Electronix, Inc., Nanya Technology Corporation, Plexus, Sanmina Corporation, Samsung Electro-Mechanics Co., Ltd., SimmTech Co. Ltd., Tripod Technology Corporation, Unimicron Technology Corp., Unitech Printed Circuit Board Corp., WUS Printed Circuit Co., Ltd., and Zhen Ding Technology Holding Limited.

14.	Section 409A.

Payments made pursuant to the Plan and this Agreement are intended to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all PRU Awards are made in a manner that complies with Section 409A (including, without limitation, the avoidance of penalties thereunder), provided, however, that the Company makes no representations that the PRU Awards will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this PRU Award.

Notwithstanding anything to the contrary in this Agreement or the Plan, if the Recipient is a “Specified Employee” (as defined below) then the delivery of Shares otherwise required to be made under this Agreement on account of the termination of the Recipient’s Continuous Service shall be made within thirty (30) days after the sixth (6th) month anniversary of the date of the termination of the Recipient’s Continuous Service or, if earlier, the date of the Recipient’s death if such deferral is required to comply with Section 409A of the Code. For purposes of this

Agreement, a “Specified Employee” shall mean any individual who, at the time of his or her separation from Continuous Service with the Company and its Related Entities, is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company or any Related Entity, the stock of which is publicly traded on an established securities market or otherwise.

For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Recipient is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

15.	Taxes.

(a)	The Recipient shall be liable for any and all taxes, including withholding taxes and fringe benefit tax or such other taxes that the Recipient’s employer (the “Employer”) is legally allowed or permitted to recover from the Recipient, arising out of this grant or the issuance of Shares hereunder. In the event that the Company or the Employer is liable for taxes that are legally permitted to be recovered from the Recipient or is required to withhold taxes as a result of the grant of PRUs or the issuance or subsequent sale of Shares acquired pursuant to such PRUs, the Recipient shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from the Recipient’s wages or other cash compensation paid to the Recipient by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that Recipient acquires as necessary to cover all applicable required withholding taxes, taxes that are legally recoverable from the Recipient (such as fringe benefit tax) and required social security contributions at the time the Shares subject to the PRUs are issued. The Recipient will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any required withholding taxes, taxes that are legally recoverable from the Recipient (such as fringe benefit tax), and required social security contributions. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Recipient authorizes the Company, the Employer, and the Related Entities, which are qualified to deduct tax at source, to deduct from the Recipient’s compensation all applicable required withholding taxes, taxes that are legally recoverable from the Recipient (such as fringe benefit tax) and social security contributions. The Recipient agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

(b)	Regardless of any action the Company or the Employer takes with respect to any or all income tax, social security, payroll tax, payment on account, taxes that are legally recoverable from the Recipient (such as fringe benefit tax) or other tax-related withholding (“Tax-Related Items”), the Recipient acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Recipient’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Agreement, including the grant of PRUs, subsequent issuance of Shares related to such PRUs and the subsequent sale of any Shares acquired pursuant to such PRUs; and (ii) do not commit to structure the terms or any aspect of this grant of PRUs to reduce or eliminate the Recipient’s liability for Tax-Related Items. The Recipient shall pay the Company or the Employer any amount for Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Recipient’s participation in the Plan or the Recipient’s receipt of PRUs that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares pursuant to Section 4 if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items.

(c)	In accepting the PRU Award, the Recipient consents and agrees that in the event the PRU Award becomes subject to an employer tax that is legally permitted to be recovered from the Recipient, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Recipient’s Continuous Service is continuing at the time such tax becomes recoverable, the Recipient will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the PRU Award. Further, by accepting the PRU Award, the Recipient agrees that the Company and/or the Employer may collect any such taxes from the Recipient by any of the means set forth in this Section 15. The Recipient further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

16.	Data Privacy Consent.

The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Recipient’s personal data as described in this document by and among, as applicable, the Employer, the Company and/or its Related Entities for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that the Company, its Related Entities and the Employer hold certain personal information about the Recipient, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PRUs, options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Recipient’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Recipient understands that the Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Recipient’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Recipient’s country. The Recipient authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Recipient’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Recipient may elect to deposit any Shares acquired under the Plan. The Recipient understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Recipient understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s senior human resources officer in writing. The Recipient understands that refusing or withdrawing consent may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Recipient understands that he may contact the resources officer.

17.	Acknowledgment and Waiver.

By accepting this grant of PRUs, the Recipient acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (ii) the grant of PRUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares or PRUs, or benefits in lieu of Shares or PRUs, even if Shares or PRUs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the Recipient’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Recipient’s employment relationship at any time with or without Cause, and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) the Recipient is participating voluntarily in the Plan; (vi) PRUs, PRU grants and resulting benefits are an extraordinary item that is outside the scope of the Recipient’s employment or service contract, if any; (vii) PRUs, PRU grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law; (viii) this grant of PRUs will not be interpreted to form an employment contract with the Company, the Employer or any Related Entity; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) in consideration of this grant of PRUs, no claim or entitlement to compensation or damages shall arise from termination of this grant of PRUs or diminution in value of this grant of PRUs resulting from termination of the Recipient’s Continuous Service (for any reason whatsoever and whether or not in breach of local labor laws) and the Recipient irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, the Recipient shall be deemed irrevocably to have waived any entitlement to pursue such claim; (xi) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Recipient’s employment (whether or not in breach of local labor laws), the Recipient’s right to receive benefits under this Agreement after termination of Continuous Service, if any, will be measured by the date of termination of the Recipient’s active Continuous Service and will not be extended by any notice period mandated under local law; (xii) the Committee shall have the exclusive discretion to determine when the Recipient is no longer actively in the Continuous Service of the Company and its Related Entities for purposes of this grant of PRUs; and (xiii) if the Company’s performance is below minimum levels as set forth in this Agreement or any annual supplement hereto, no PRUs will be awarded and no Shares will be issued to the Recipient.

18.	Miscellaneous.

(a)	The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(b)	Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Recipient at his or her address then on file with the Company and its Related Entities.

(c)	The Plan is incorporated herein by reference. The Plan and this Agreement, together with each annual supplement hereto, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company, its Related Entities and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Company and the Recipient. Notwithstanding the foregoing, nothing in the Plan or this Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Recipient under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Recipient, including without limitation, any agreement that imposes restrictions during or after employment regarding confidential information and proprietary developments. This Agreement is governed by the laws of the state of California.

(d)	Neither this Agreement nor the grant of the Restricted Stock Units hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Recipient or any other person. The Restricted Stock Units subject to this Agreement represent only the Company’s unfunded and unsecured promise to issue Shares to the Recipient in the future. To the extent that the Recipient or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.

(e)	If the Recipient has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(f)	The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(g)	Any capitalized terms not defined herein shall have the same meaning they have in the Plan.

COMPANY:

TTM TECHNOLOGIES, INC.

By:
Thomas T. Edman,
President and Chief Executive Officer

RECIPIENT:

ANNEX A

to

2016 Performance-Based

RSU Grant Notice and Agreement

1.	The Company’s fiscal 2016 financial performance will affect the vesting of one-third (1/3) of the Target Amount as follows:

(a) The Company’s fiscal 2016 revenues will affect the vesting of one-sixth (1/6) of the Target Amount.

(b) The Company’s fiscal 2016 EBITDA will affect the vesting of one-sixth (1/6) of the Target Amount.

2.	The target performance milestones for fiscal 2016 are as follows (in millions):

Revenue	EBITDA
$2,708.7	$377.6

3.	The applicable vesting percentages with respect to the fiscal 2016 target milestones are as follows:

	Actual Performance Relative to Target Milestone
	Minimum	Target	Maximum
	(60% of target)	(100% of target)	(120% or more of target)
Percentage “banked” by Recipient*	40%	100%	160%

*	Percentage applies to each performance milestone, each of which performance milestones for 2016 is equally weighted and applicable to one-sixth (1/6) of the Target Amount.

A-1